DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 1997 AND DECEMBER 31, 1996

                                         March 31,      December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  549,643       $  549,578
PROPERTY                                  7,273,726        7,420,663

OTHER ASSETS                                108,216           41,457

TOTAL                                    $7,931,585       $8,011,698

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  782,661       $  744,650

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 355,987          366,841


PARTNERS' EQUITY:
     General Partners                       (69,511)         (68,439)
     Limited Partners                     6,862,448        6,968,646

  Total partners' equity                  6,792,937        6,900,207

TOTAL                                    $7,931,585       $8,011,698


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


                                         March 31,       March 31,
                                           1997             1996
REVENUES:

Rental Income                            $  636,518       $  604,868
Interest                                      3,043            3,667
     Total revenues                         639,561          608,535

EXPENSES:

Operating Expenses                          343,394          338,484
General and Administrative                   73,361           74,629
     Total expenses                         416,755          413,113

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            222,806           195,422

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              20,046            22,346

NET INCOME                               $  202,760        $  173,076


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  200,732        $  171,345
    General partners                          2,028             1,731

TOTAL                                    $  202,760        $  173,076

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.54        $     5.58


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1995           ($62,137)     $7,592,577   $7,530,440

NET INCOME                               1,731         171,345      173,076
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

EQUITY AT MARCH 31, 1996              ($63,506)     $7,456,992   $7,393,486

EQUITY AT DECEMBER 31, 1996           ($68,439)     $6,968,646   $6,900,207

NET INCOME                               2,028         200,732      202,760
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

EQUITY AT MARCH 31, 1997              ($69,511)     $6,862,448   $6,792,937


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                       March 31,          March 31,
                                         1997               1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 202,760          $ 173,076

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,937            146,937
     Distributions paid to
       minority interest
       in real estate joint
       venture in excess of
       earnings                          (10,854)            (9,004)

     Changes in assets and
      	liabilities:

     Increase in other assets            (66,759)           (71,818)
     Increase in liabilities              38,011             45,460
Net cash provided by
  operating activities                   310,095            284,651


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (310,030)          (310,030)

NET INCREASE (DECREASE)IN CASH AND
     CASH EQUIVALENTS                         65            (25,379)

CASH AND CASH EQUIVALENTS:

     At beginning of period              549,578            617,951
     At end of period                  $ 549,643          $ 592,572


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 1997 and for the periods ended March 31, 1997, and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 1997, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,975,900
        Total                                  13,705,690
        Less: Accumulated Depreciation        ( 6,431,964)
        Property - Net                       $  7,273,726

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.